Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

John R. Hawkins

Chief Executive Officer

612/617-8532

John.Hawkins@HawkinsInc.com

Kathleen P. Pepski

Chief Financial Officer

612/617-8571

Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS

FOURTH QUARTER, FISCAL 2008 RESULTS

Minneapolis, MN, June 12, 2008 – Hawkins, Inc. (Nasdaq: HWKN) today announced sales for fiscal 2008 of $196.4 million, a 22.5% increase over fiscal 2007 sales of $160.4 million. Net income for fiscal 2008 was $9.1 million, equal to earnings per share of $0.89, compared with fiscal 2007 net income of $8.1 million or earnings per share of $0.79.

For the fourth quarter ended March 30, 2008, Hawkins reported sales of $51.2 million, up 29.0% from $39.7 million for the comparable period a year ago. Net income for the fourth quarter of fiscal 2008 was $1.7 million, equal to earnings per share of $0.17, versus net income of $1.8 million, or earnings per share of $0.18, for the fourth quarter of fiscal 2007. The fourth quarter of fiscal 2008 was negatively impacted by LIFO inventory adjustments of approximately $1.2 million before taxes (approximately $0.8 million or $0.08 per share, after tax) resulting from fluctuations in cost and inventory levels, whereas the fourth quarter of fiscal 2007 was positively impacted by LIFO adjustments of approximately $0.8 million before taxes (approximately $0.5 million or $0.05 per share, after tax).

In fiscal 2008, Industrial segment sales were $124.6 million, a 30.6% increase over fiscal 2007 sales of $95.4 million. The change was driven largely by higher volumes, price increases related to rising material costs, and the acquisition of Trumark, Inc. in May of 2007.

Water Treatment segment sales were $62.1 million, a 10.1% increase over fiscal 2007 sales of $56.4 million. The growth is primarily attributable to selling price increases that correlate with rising material costs, product line growth and higher volumes related to favorable weather conditions.

The Pharmaceutical segment’s sales were $9.8 million, a 13.2% increase over fiscal 2007 sales of $8.6 million. The improvement was due primarily to the resolution of regulatory restrictions during the third quarter of fiscal 2008, which began in fiscal 2007.

Gross margin as a percent of sales for the quarter and year ended March 30, 2008 were 17.1% and 21.2%, respectively, compared with 20.8% and 23.2% in the comparable periods a year ago. In addition to the effect of the LIFO adjustments mentioned above, margins for fiscal 2008 were negatively affected by rising commodity chemicals prices and continued growth in high volume, lower margin products.

The positive impact of higher sales on net income for fiscal 2008 was partially offset by an increase in Selling, General and Administrative (SG&A) expenses. The SG&A expense increase primarily related to the acquisition of Trumark and higher employee-related expenses, partially offset by a decrease in professional and consulting expenses.

Chief Executive Officer, John R. Hawkins, commented, “We continue to operate in a highly competitive, price pressured environment where increasing raw material and transportation costs are negatively impacting margins. Our historical focus on strong customer service has permitted us to meet customer needs despite these challenges. The business also continues to generate strong cash flow. This has enabled Hawkins to invest capital in operations, business processes and new growth opportunities while continuing to pay higher shareholder dividends. For example in January 2008, two new Water Treatment sales and service offices were established in Missouri and Kansas, further expanding Hawkins’ territory.”

Hawkins, Inc. provides a full range of bulk industrial products complemented with the technical competence and innovation to formulate and blend specialty chemicals. The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

Hawkins serves customers in a wide range of industries, including chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical devices, pulp and paper, and water treatment.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates 18 facilities in Iowa, Illinois, Kansas, Minnesota, Missouri, Montana, Nebraska, New Jersey, South and North Dakota and Wisconsin and services customers in Upper Michigan and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors, including, but not limited to, the following: our ability to pass through cost increases in raw materials and energy, competition from other chemical companies, seasonality and weather conditions, costs and difficulties with our new enterprise resource planning system, the hazards of chemical manufacturing, natural disasters, downturns in our customers’ industries, actual growth in our products’ markets, changes in our customers’ products, compliance with applicable laws and regulations, our ability to meet quality specifications, the adequacy of our insurance coverage, our ability to attract and retain key personnel, our ability to complete and integrate future acquisitions, and future terrorist attacks. Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 1, 2007, as updated by subsequent SEC filings.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

	Quarters Ended		Fiscal Years Ended
	March 30, 2008	April 1, 2007	March 30, 2008	April 1, 2007

Sales	$51,201,423	$39,705,074	$196,439,762	$160,405,080

Cost of sales	42,446,932	31,459,035	154,843,280	123,168,103

Gross margin	8,754,491	8,246,039	41,596,482	37,236,977

Selling, general and administrative expenses	6,661,767	6,136,878	28,614,185	25,972,636

Income from operations	2,092,724	2,109,161	12,982,297	11,264,341

Investment income	468,676	684,144	1,340,712	1,692,332

Income before income taxes	2,561,400	2,793,305	14,323,009	12,956,673

Provision for income taxes	830,833	984,790	5,213,000	4,887,790

Net income	$1,730,567	$1,808,515	$9,110,009	$8,068,883

Weighted average number of shares outstanding - basic	10,239,458	10,171,496	10,213,225	10,171,496

Weighted average number of shares outstanding - diluted	10,242,725	10,180,040	10,214,387	10,173,719

Earnings per share - basic and diluted	$0.17	$0.18	$0.89	$0.79

Cash dividends declared per common share	$0.24	$0.22	$0.48	$0.44

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